Exhibit 99.1
Prestige Brands Holdings, Inc. Adopts Stockholder Rights Plan

Irvington, NY- February 27, 2012--Prestige Brands Holdings, Inc. (NYSE: PBH) (the “Company”) today announced that its Board of Directors has unanimously approved the adoption of a stockholder rights plan. The Board adopted the rights plan in response to the February 21, 2012 unsolicited non-binding letter from Genomma Lab Internacional, S.A.B. de C.V. proposing to acquire all outstanding common shares of the Company at a price of $16.60 per share in cash. The rights plan is intended to ensure that all of the Company's stockholders receive fair and equal treatment and maintain the ability to realize the full and fair value of their investment in the Company and reduce the likelihood that any person would obtain control of the Company in a manner that is inconsistent with the best interests of the Company and all of its stockholders. The rights plan is not intended to prevent a sale of control of the Company, but rather to allow the Board of Directors adequate time and opportunity to explore, develop and consider any and all alternatives that are presented.

Consistent with the Company's commitment to good corporate governance, the rights plan will terminate following the Company's 2013 annual meeting of stockholders, unless approved by the Company's stockholders at that meeting. If approved by the Company's stockholders, the rights plan will expire on February 27, 2022.

Details of the rights plan will be contained in a Form 8-K that the Company will file with the Securities and Exchange Commission.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands now include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® analgesics, Gaviscon® antacid and Beano® gas treatment.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe, “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Forward-looking statements in this news release include, without limitation, statements regarding a possible offer or transaction involving the Company. These statements are based on management's estimates and assumptions with respect to future events and are believed to be reasonable, although they are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Investors:
MacKenzie Partners, Inc.
Bob Marese/Dan Burch, 212-929-5500

or
Media:
Prestige Brands Holdings, Inc.
Dean Siegal, 914-524-6819